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                                                                 Exhibit 10.41



                  OFFICER AND BUSINESS UNIT MANAGER BONUS PLAN

PURPOSE

The Officer and Business Unit Manager Bonus Plan is intended to provide participants with a meaningful financial incentive which motivates desired behaviors and results in performance outcomes which exceed annual business plan targets. The mandatory deferral provisions of the plan are intended to provide "golden handcuffs" with the participants and thus encourage continued long-term employment. This plan is designed to recognize and reward both at the Corporate team-level and at the Individual employee contribution level.

ELIGIBILITY

The CEO will make recommendations to the Compensation Committee of the Board of Directors for eligibility. Typically eligibility will be limited to Officers, Vice Presidents, and Business Unit Managers. Eligibility is at the sole discretion of the BOD's Compensation Committee and requires formal approval by the Committee.

If an employee becomes eligible during the fiscal year as a newly hired employee or due to a promotion or reassignment, his/her participation in this plan will be prorated based on the number of months he/she participates in this plan during the fiscal year.

HOW THE PLAN OPERATES

Each participant earns a percentage of his/her fiscal-year-end salary based on the Corporation's performance as determined in parts A and B below. The sum earned in parts A and B is then multiplied by the factors in part C to determine the amount earned for the fiscal year. That amount will be prorated for participants hired, promoted, or reassigned as discussed above 40% of the total amount determined in part C (prorated if applicable) is then subject to a mandatory deferral as detailed in part D. The remaining 60% is available for immediate distribution to the participant.

PART A

The participant earns a percentage of his/her fiscal-year-end base salary based on the Corporation's Earning Per Share (EPS) performance relative to the following formula:

                    Bonus as a % of Base Salary = (0.28 X EPS) - 0.56

                    EPS             % of Base Salary
                    ---             ----------------
                    $3.25           35.0% (Amounts above $3.25 will be extrapolated)
                    $2.00            0.0%


PART B

The participant earns a percentage of his/her base salary based on a simple ranking comparison of HADCO's financial results to those of the following industry peer group:

                    Altron          HADCO
                    Circo Craft     Merix



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                          Continental Circuits Sanmina


This comparison is made based on two financial metrics 1) Percentage EPS Growth and 2) Return on Equity. Each metric has the potential value of 17.5% of base salary. For example, if HADCO was ranked 4/6 (6 being the highest) for Percentage EPS Growth, each participant would be credited with 66.7% of 17.5% of his/her salary.

If HADCO is ranked 6/6 (1st) in both categories and EPS exceeds $3.25, then an amount equal to that earned in part A will be earned for part B.

PART C

The CEO will assess the individual performance of the participants of this plan and submit a formal recommendation to the Compensation Committee for each participant at fiscal-year-end.

The performance assessments adopted by the Compensation Committee will be utilized. The sum of the amounts earned in parts A and B will be multiplied by the percentage factor (see below) that corresponds to the adopted performance assessment of each participant.

                     Far Exceeds Objectives & Standards          200%
                     Exceeds Objectives & Standards              170%
                     Meets Objectives & Standards                120%
                     Meets Minimum Objectives & Standards         40%
                     Fails to Meet Objectives & Standards          0%

The amount determined in Part C will be prorated for participants hired or newly eligible due to promotion or reassignment during the fiscal year based on the number of months of participation during the fiscal year.

PART D

60% of the amount determined in part C (prorated if applicable) will be distributed to participants as soon as the amount has been determined. The remaining 40% will be subject to a mandatory deferral. The deferred amount will be credited with earnings at the rate of prime plus 1% compounded annually on October 31st of each year. The deferred amounts will vest 33.3% per year during the 3 succeeding years and be immediately payable when vested. Vesting will be credited on the last day of each fiscal year.

TIMING AND COMMUNICATION - The CEO is responsible for incorporating the communication of these goals and their potential rewards to eligible participants. The CEO will establish and communicate business unit objectives and individual performance goals for the assessment required in part C.

BEYOND PARTICIPANTS' CONTROL/ACCOUNTABILITY - The Compensation Committee reserves the right to adjust the performance goals established for the Corporation to reflect the impact of major unforeseen external market events and other extraordinary circumstance (catastrophes, etc.). It is not intended that adjustments will be made for anything other than extraordinary situations.

TIMING OF PAYMENT DISTRIBUTIONS



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Bonus payments are made during Q1 of the following fiscal year. Efforts will be made to make distributions as soon as practical from the time that the fiscal year results are available. The CEO is responsible to ensure that the appropriate messages are delivered to participants regarding the performance of the Company, relevant business unit, and the individual's personal contribution.

TERMINATION

If a participant resigns or is terminated, no payment or partial payment will be due to that participant including but not limited to all unvested deferrals from prior years. These amounts will be deemed to be forfeited.

If a participant's employment is terminated due to totally disability, death, or normal retirement with the consent of the Corporation, a prorated amount for the current fiscal year will be determined for that individual by the Compensation Committee and be immediately payable. Additionally all unvested amounts from deferrals of prior years will become fully vested and immediately payable.

Total disability is defined as (a) at the time of termination, the participant is unable to work due to sickness or injury and is totally disabled, either physically or mentally; (b) the participant is unable to substantially perform any gainful employment for a period of five (5) consecutive months, including the time of termination; and (c) the participant applies for and is approved for disability payments by the Social Security Administration of the United States Government.

EFFECT ON EMPLOYMENT

Eligibility and/or participation in this plan confers no right upon the participant with respect to the continuation of his or her employment with the Company or a subsidiary of the Company. Nothing contained herein shall be construed as interfering with or restricting the right of the Company or its subsidiary or of the Participant to terminate his or her employment with HADCO at any time.

ADMINISTRATION

The CEO is responsible for the overall administration of this plan.


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